                                                                     EXHIBIT 4.4


                                 (Face of Note)

================================================================================


     (a)  CUSIP No. __________________


           9 1/2% [Series A] [Series B] Senior Secured Notes due 2005

No. ____                                                            $280,000,000


                                  ZILOG, INC.



promises to pay to _______________________________________

or registered assigns,

     the principal sum of ________________________________

Dollars on March 1, 2005.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15


                              Dated: February 27, 1998

                              ZILOG, INC.


                              By:_________________________
                                 Name:
                                 Title:


                                        (SEAL)


This is one of the Global
Notes referred to in the
within-mentioned Indenture:



State Street Bank and Trust Company,
as Trustee


By: _______________________



================================================================================



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                                 (Back of Note)

           9 1/2% [Series A] [Series B] Senior Secured Notes due 2005

         [INSERT THE GLOBAL NOTE LEGEND, IF APPLICABLE PURSUANT TO THE
                          PROVISIONS OF THE INDENTURE]

              [INSERT THE PRIVATE PLACEMENT LEGEND, IF APPLICABLE
                  PURSUANT TO THE PROVISIONS OF THE INDENTURE]

     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. INTEREST. Zilog, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 9 1/2% per annum from February 27, 1998 until maturity and shall pay the Liquidated
Damages payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages semi-annually on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 1, 1998. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Liquidated Damages on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3.   PAYING AGENT AND REGISTRAR.   Initially, State Street Bank and Trust
Company, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any


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Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

          4. INDENTURE AND COLLATERAL AGREEMENTS. The Company issued the Notes under an Indenture dated as of February 27, 1998 ("Indenture") between the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $280,000,000 in aggregate principal amount, plus amounts, if any, issued to pay Liquidated Damages on outstanding Notes as set forth in Paragraph 2 hereof. The Notes are secured by a first priority security interest, subject to Permitted Liens, in substantially all of the Company's and its domestic subsidiaries real and personal property at operating facilities, excluding, among other things, inventory accounts receivable and proceeds of inventory and accounts receivable, pursuant to the Collateral Documents referred to in the Indenture.

          5.   OPTIONAL REDEMPTION.

          (a) Except as set forth in subparagraph (b) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to March 1, 2002. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 or the years indicated below:

              YEAR                                     PERCENTAGE
              ----                                     ----------
              2002 ....................................  104.750%
              2003 ....................................  102.375%
              2004 and thereafter .....................  100.000%


          (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time on or prior to March 1, 2001, the Company may (but shall not have the obligation to) redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 109.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with all or a portion of net cash proceeds of one or more Public Equity Offerings; provided that at least $100 million in aggregate principal amount of Notes remain outstanding (and held by Persons other than the Company and its Subsidiaries) immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 90 days of the closing of such Public Equity Offering.

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          6.   MANDATORY REDEMPTION.

          Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

          7. REPURCHASE AT OPTION OF HOLDER. Under certain circumstances, as provided in the Indenture, the Company may be required to purchase all or a portion of the Notes. Holders of Notes that are subject to an offer to purchase shall receive an offer to purchase from the Company prior to any related purchase date, and may elect to have such Notes purchased by completing the form entitled "Option of Holders to Elect Purchase" appearing below.

          8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

          9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

          10. PERSON DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

          11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Note Guarantees, the Notes or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing default or compliance with any provision of the Indenture, the Note Guarantees, the Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Note Guarantees, the Notes or the Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or Guarantor's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.


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
     12. DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Subsidiaries for 30 days after notice by the Trustee or by the Holders of at least 25% of Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; (vii) material breach by the Company of any representation or warranty set forth in the Collateral Documents, or a material default by the Company in the performance of any covenant set forth in the Collateral Documents, or repudiation by the Company of its obligations under the Collateral Documents or the unenforceability of the Collateral Documents against the Company for any reason, which in any such case materially impairs the trustee's lien on or the value of the Collateral, taken as a whole; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (iv) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (iv) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of such Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes waive any existing Default or Event of Default and its consequences under


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the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     15. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (=tenants in common ), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

     17. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the A/B Exchange Registration Rights Agreement dated as of February 27, 1998, between the Company and the parties named on the signature pages thereof (the "Registration Rights Agreement").

     18. CUSIP NUMBERS. Pursuant to recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.



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     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

     Zilog, Inc.
     210 East Hacienda Avenue
     Campbell, California 95008
     Attention: General Counsel










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

                                ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

________________________________________________________________________________
                 (Insert assignee's soc. sec. or tax I.D. no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
(Print or type assignee's name, address and zip code)

and irrevocably appoint ________________________________________________________
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

________________________________________________________________________________


Date: ________________

                                        Your Signature: ________________________
                                        (Sign exactly as your name appears on
                                        the face of this Note)

SIGNATURE GUARANTEE.










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

                       OPTION OF HOLDER TO ELECT PURCHASE


     If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:


     [ ] Section 4.10       [ ] Section 4.15

     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $_________




Date: __________________             Your Signature: __________________________
                                                     (Sign exactly as your
                                                     name appears on the Note)

Signature Guarantee:                Tax Identification No: ____________________









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
             SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

          The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:



                                                                 Principal Amount
                         Amount of          Amount of increase    of this Global           Signature of
                        decrease in           in Principal        Note following        authorized officer
                     Principal Amount           Amount of          such decrease          of Trustee or
Date of Exchange    of this Global Note     this Global Note       (or increase)            Custodian
----------------    -------------------    -------------------   ---------------        ------------------




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